EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-276298) and Form S-8 (File No. 333-284255) of our report dated April 15, 2025 relating to the financial statements of BioSig Technologies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Marlton, New Jersey

April 15, 2025